Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Travelzoo Inc.:

We consent to the incorporation by reference herein of our report dated January 25, 2004, with respect to the consolidated balance sheets of Travelzoo Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Travelzoo Inc. and to the reference to our firm under the heading “Experts” in the prospectus constituting part of the registration statement.

/s/ KMPG LLP

Mountain View, California
March 7, 2005